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                                                                    Exhibit 99.1

[CURAGEN COMPANY LOGO APPEARS HERE]

CONTACT:
-------

Mark R. Vincent
Director Corporate and Investor Relations
1-888-GENOMICS
www.curagen.com
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FOR IMMEDIATE RELEASE
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  CURAGEN TO PRESENT LATE-STAGE PRECLINICAL RESULTS AT THE AMERICAN COLLEGE OF
                            GASTROENTEROLOGY MEETING

       CG53135 SHOWS PROMISE AS TREATMENT FOR INFLAMMATORY BOWEL DISEASE

NEW HAVEN, CT - OCTOBER 23, 2001 - CuraGen Corporation (NASDAQ: CRGN), an integrated genomics-based biopharmaceutical company, announced today that CuraGen scientists are presenting late-stage preclinical data on CuraGen's novel growth factor, CG53135, which is being investigated for the treatment of inflammatory bowel disease. This data is being presented at the 66th Annual Scientific Meeting of the American College of Gastroenterology held in Las Vegas, NV, October 19 - 24, 2001.

"This novel protein is one example of the potential therapeutics that comprise a broader portfolio derived from CuraGen's disease programs in obesity and diabetes, cancer, inflammation, and CNS disorders," stated Jonathan M. Rothberg, Ph.D., Founder, Chairman, and CEO of CuraGen. "CuraGen scientists are building a pipeline of protein, antibody, and small molecule therapeutics to treat major unmet medical needs."

CuraGen's CG53135 may have potential advantages over existing therapies for inflammatory bowel disease. Currently marketed drugs do not act directly to prevent the colon tissue damage present in patients diagnosed with this debilitating disease. In contrast, through its proliferative response on epithelial and mesenchymal cells, CG53135 may act directly to prevent both layers of colon tissue from becoming damaged, without affecting human smooth muscle, erythroid, or endothelial cells. CuraGen has filed for patent protection on both the composition of matter and method of use on CG53135.

"In multiple independent models of inflammatory bowel disease, CuraGen's CG53135 candidate has shown significant potential as a therapeutic for treating the signs and symptoms associated with the disease," stated Henri Lichenstein, Ph.D., Director of Drug Development for CuraGen. "The primary signs and symptoms of inflammatory bowel disease include edema, rectal bleeding, and tissue degranulation. In disease models, the unique activity of CG53135 consistently has shown significant reductions in colon inflammation, histopathology and blood content, while simultaneously preventing the erosion of both epithelial and mesenchymal tissue layers," added Dr. Lichenstein.

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BACKGROUND ON INFLAMMATORY BOWEL DISEASE

Inflammatory bowel disease (IBD) comprises two distinct subsets: ulcerative colitis and Crohn's disease. In 1999, approximately 1.7 million people were diagnosed with this debilitating disease. Satisfactory treatment of IBD is an unmet medical need, as existing therapeutics have not been successful in curtailing the disease and preventing surgeries. Up to forty percent of all ulcerative colitis patients undergo surgery, which typically includes the removal of part of the large intestine or a full colostomy. While surgery is not curative for Crohn's disease, 75% of all patients will undergo at least one surgery in their lifetime, and up to 90% of these patients require additional surgeries. A therapeutic that can successfully treat inflammatory bowel disease can improve a patient's quality of life, while potentially saving the healthcare system millions of dollars in costs associated with invasive surgical procedures.

ABOUT CURAGEN

CuraGen Corporation (NASDAQ: CRGN) is a genomics-based biopharmaceutical company. CuraGen's integrated, Internet-based functional genomic technologies and bioinformatic systems are designed to generate comprehensive information about genes, human genetic variations, gene expression, protein interactions, protein pathways, and potential drugs that affect these pathways. The Company is applying its industrialized genomic technologies, informatics, and biologic processes to develop protein, antibody, and small molecule therapeutics to treat obesity and diabetes, cancer, inflammatory diseases, and central nervous system
(CNS) disorders. CuraGen is headquartered in New Haven, CT. Additional information is available at www.curagen.com.

This release may contain forward-looking statements that are subject to certain risks and uncertainties, including the clinical and therapeutic potential of CuraGen's CG53135 as a protein therapeutic to treat inflammatory bowel disease, the speed at which this candidate can be advanced through FDA clinical trials, CuraGen's ability to derive profits from the commercialization of this potential product, and its ability to form the basis for a product line that will enable CuraGen to advance to the forefront of the biopharmaceutical industry. Such statements are based on management's current expectations and are subject to a number of factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. The Company cautions investors that there can be no assurance that actual results or business conditions will not differ materially from those projected or suggested in such forward-looking statements as a result of various factors, including, but not limited to, the following: CuraGen's expectation that it will incur operating losses in the near future, the early stage of development of CuraGen's products and technologies, uncertainties related to preclinical and clinical testing and trials uncertainties surrounding the availability of additional funding, CuraGen's reliance on research collaborations, the actions of competitors and the development of competing technologies, CuraGen's ability to protect its patents and proprietary rights, patent infringement actions and uncertainties relating to commercialization rights.

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